Exhibit F-1








                                December 16, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      National Fuel Gas Company

Ladies and Gentlemen:

         This opinion relates to the Declaration filed by National Fuel Gas Company ("National") contemporaneously herewith (the "Declaration") under the Public Utility Holding Company Act of 1935, as amended.
The Declaration seeks the following authorization:

         (i) To adopt and implement the 1997 Award and Option Plan of National (the "Plan") and, pursuant thereto, to issue up to 1,900,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), of National and to make such other stock-based awards as are provided for therein to employees of National and its subsidiaries who are eligible to receive awards thereunder; and

         (ii) To solicit proxies from the holders of shares of Common Stock of National in connection with the foregoing.

         In this connection, we have examined the Restated Certificate of Incorporation and By-Laws of National, each as amended, the pertinent Plan documents in the draft forms furnished to us by National, the description of the Plan in the Declaration, and such other documents, certificates and corporate records and such questions of law as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. National is a corporation duly organized and validly existing under the laws of the State of New Jersey.

         2. If (i) the proposed transactions are consummated in accordance with the Declaration and the order or orders of the Securities and Exchange Commission thereon, (ii) the Board of Directors of National shall have (a) approved and adopted the Plan, and (b) authorized the issuance of Common Stock pursuant to and subject to the terms and conditions of the Plan, (iii) the holders of the outstanding shares of Common Stock of National shall have approved the Plan, and (iv) the certificates representing any shares of Common Stock issued pursuant to the Plan shall have been duly executed, countersigned, registered and delivered pursuant to the terms and subject to the conditions set forth in the Plan:

                  A. All laws of the State of New Jersey that we consider applicable to the proposed transactions will have been complied with;

                  B. The shares of Common Stock issued pursuant to and subject to the terms and conditions of the Plan will be validly issued, fully paid and non-assessable;
                  C. Subject to the terms of the Plan, the holders of shares of Common Stock so issued will be entitled to the rights and privileges pertaining thereto, as set forth in the Restated Certificate of Incorporation of National, as amended; and

                  D. The legal rights of the holders of any securities issued by National will not have been violated.

         The opinion expressed in paragraph 2(B) hereof is subject to the qualification that if (x) any shares of Restricted Common Stock are awarded to a participant under the Plan, (y) the restrictions imposed thereon include requirements of continued employment, and (z) certificates therefor are delivered to the Plan participant, those shares may not be deemed to be fully paid and non-assessable until such restrictions shall have expired in accordance with their terms or as otherwise provided under the Plan.

         We have not been requested to and, therefore, express no opinion herein concerning the applicability of federal or state securities or "blue sky" laws (including, without limitation, the New Jersey Uniform Securities Law, as amended) to the issuance of Common Stock pursuant to the terms of the Plan.

         We consent to the use of this opinion as an exhibit to the Declaration.

                                                     Very truly yours,


                                                     /s/Stryker, Tams & DIll


                                                     STRYKER, TAMS & DILL